Exhibit 10.58

ENGAGEMENT AGREEMENT

THIS AGREEMENT is made the 1st day of February 2005

BETWEEN:	CONSOLIDATED WATER CO. LTD., a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road P.O. Box 1114 GT, Grand Cayman, B.W.I. (“the Company”)

AND:	BRENT SANTHA of P. O. Box 31999 SMB, Grand Cayman, B.W.I. (“the Vice-President”)

IT IS AGREED:-

Engagement

1.	The Vice-President is engaged as Vice-President – Finance and/or Chief Financial Officer of the Company (as decided by the Company’s Board of Directors (the “Board”) at any time) and Company Secretary for two (2) years commencing on the 1st day of January, 2004 subject to the termination provisions set out in Clauses 17 and 18, and the renewal provisions set out in Clause 19.

Remuneration

2.	The Vice-President’s remuneration will be US$115,000.00 per annum while he serves as Chief financial Officer and US$100,000.00 thereafter while he serves as Vice-president — Finance, in either case payable semi-monthly in arrears.

3.	In addition, during the term of this Agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company’s employees from time to time, for the Vice-President and his wife and dependants.

4.	Subject to approval of the members of the Company at the Company’s next annual general meeting, the Vice President will be allowed to participate in the Company’s Employee Share Incentive Plan.

5.	In addition, during the term of this Agreement, the Company will make contributions to a pension scheme, of the Vice-President’s choice but approved pursuant to the National Pensions Law of the Cayman Islands, in the same manner and on the same basis as it makes contributions from time to time, in respect of its other employees pursuant to the National Pensions Law on a maximum salary base of CI$60,000.00 per annum.

6.	The Vice-President’s remuneration will be reviewed as of January 1st each year by the Board who may grant an increase but must not reduce the Vice-President’s salary below the level set out in Clause 2.

7.	Further, for each completed financial year beginning with the financial year 2004, the Vice-President will be paid not later than 28th February following the end of each financial year, a performance bonus calculated as 2.5% of the Company’s Incremental Net Profit for that year. For the purposes of this Clause “the Company’s Incremental Net Profit” means the amount, if any, by which the Company’s net profits (calculated before charging this bonus and before charging dividends or crediting any amount accruing from the re-valuation of the Company’s assets) for the relevant financial year exceeds the highest annual net profit earned by the Company in any prior financial year. In no event, however, may this bonus exceed 40% of the Vice-President’s annual salary paid pursuant to Clause 2.

The Performance Bonus, if any, will be paid:

(a)	in cash; or

(b)	subject to approval of the members of the Company at the Company’s next annual general meeting, in ordinary shares of the Company valued at the market price at the close of trading on December 31st of the relevant financial year (or if that day is not a trading day, at the close of trading on the preceding trading day); or

(c)	as a combination of both, at the Vice-President’s election.

If the approval required under (b) above is not obtained, the Performance Bonus will be paid entirely in cash.

Responsibilities

8.	The Vice-President’s work will be performed mainly in West Bay, Grand Cayman.

The Company reserves the right to transfer the Vice-President to any other place of business which it may establish in the Cayman Islands.

9.	The Vice-President must devote the whole of his time to the Company’s business and must use his best endeavours to promote the Company’s interest and welfare.

The Vice-President must perform the duties commonly performed by a Vice-President/Chief Financial Officer and Company Secretary of a publicly listed company and also the duties reasonably required of and assigned to him by the Chief Executive Officer which he must discharge in accordance with directions of the Chief Executive Officer.

While the Vice-President is also the Chief Financial Officer and Company Secretary, his powers and responsibilities include the following:-

(a)	maintaining the accounts of the Company, its wholly-owned subsidiaries and managed affiliates (collectively “the Group”);

(b)	managing subordinate staff in the Group’s accounting and administrative departments;

(c)	preparing and drafting all annual and quarterly financial reports filed with the SEC, including financial statements and disclosure included in management’s discussion and analysis;

(d)	preparing financial information required in SEC filings relating to the issue by the Company of debt and/or equity, including historical financial data, pro forma financial statements, financial projections and other financial data included in the filings;

(e)	liaising with the Group’s independent accountants and internal auditors, and promptly preparing and communicating all information requested by the independent accountants and internal auditors during the course of their annual audit, quarterly reviews, or any other review;

(f)	preparing monthly management accounts and analytical analysis of monthly performance versus projections and prior periods for presentation to management;

(g)	preparing financial and other reports for various local government and regulatory agencies as required in the operating licences of these reporting entities, and communicating that information to the Chief Executive Officer and the applicable regulatory bodies;

(h)	preparing bank covenant compliance calculations for the Group, as required in the Company’s loan agreements from time to time, and communicating that information to the Chief Executive Officer and the applicable banks;

(i)	preparing and maintaining the consolidated budget for the Group;

(j)	assessing and monitoring the Group’s internal controls, with an emphasis on processes that have a direct effect on the disclosures included in the Group’s statutory filings;

(k)	overseeing the supervision of subordinate accounting and administrative personnel, including work allocation, training, and problem resolution; evaluating performance and making recommendations for personnel actions; motivating employees to achieve peak productivity and performance.

(l)	preparing corporate filings and corporate meeting minutes;

(m)	maintaining the Company’s share register, for all classes of shares, outstanding stock options, and warrants, and liaising with the Company’s stock transfer agent.

While the Vice President is also the Company Secretary, but not the Chief Financial Officer his powers and responsibilities include the following:-

Items 9 (a) through 9 (m) inclusive, except that the Vice President will not hold primary responsibility for Items 9 (c), 9 (d), and 9 (j) and will assist the Chief Financial Officer in these matters.

The Vice-President must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (except on bank holidays) but he accepts that his duties, which include travelling on the Company’s business both within the Cayman Islands and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and bank and public holidays.

The Vice-President must not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company.

10.	In case of inability to work due to illness or injury, the Vice-President must notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

11.	The Vice-President is entitled to up to ten (10) days sick leave per year without a medical certificate.

Holidays

12.	The Vice-President is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:-

(a)	all public holidays in the Cayman Islands, and

(b)	four (4) weeks vacation to be taken at a time to be approved by the Chief Executive Officer.

Reimbursement of Expenses/Fees Earned

13.	(a) All expenses for which the Vice-President claims reimbursement must be in accordance with any policies established by the Board from time to time and must be within the operating budgets approved by the Board. The Company must reimburse the Vice-President for the costs incurred by the Vice-President in his performance of his duties on production of the necessary vouchers or, if he is unable to produce vouchers, on the Vice-President’s proving, to the Chief Executive Officer’s satisfaction, the amount he has spent for those purposes.

(b)	Any fees and payments received by the Vice-President for or in relation to acting as director or officer of a subsidiary or affiliate of the Company will be the property of the Company and the Vice-President must account to the Company for it.

Non-Competition

14.	The Vice-President agrees, as a separate and independent agreement, that he will not during any period for which he is entitled to remuneration under this Agreement, whether for his own account or for the account of any other person, firm or body corporate, either alone or jointly with or as director, manager, agent or employee of or as consultant to any person, firm or body corporate, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or body corporate who conducts business identical to or similar to that conducted by the Company in any jurisdiction in which the Company carries on business (whether directly or indirectly).

Company Information, Documents, Confidentiality, and Non-Solicitation

15.	(a) All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company’s business or opportunities which the Vice-President keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company’s property and equipment are and will remain the Company’s sole and exclusive property both during the term of this Agreement and after the termination or expiration hereof;

(b)	If this Agreement is terminated for any reason, or if the Company at any time requests, the Vice-President must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company. Should the Vice-President require access to copies of those documents for any reasonable purpose, the Company must provide them on his request;

(c)	The Vice-President must not, at any time during the term of this Agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavour to entice away from the Company any person, firm or company who, at any time during the currency of this Agreement was an employee, customer or supplier of or was in the habit of dealing with the Company.

16.	Except where such information is a matter of public record or when required to do so by law, the Vice-President must not, either before or after this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting as Vice-President.

Termination

17.	This Agreement will terminate and, except to the extent previously accrued, all rights and obligations of both parties under it will cease if any of the following events occurs:-

(a)	The Vice-President dies.

(b)	The Vice-President is adjudicated bankrupt or makes any arrangement or composition with his creditors.

(c)	The Vice-President gives six (6) months written notice of termination to the Company.

18.	(a) The Company may, by written notice, terminate this Agreement with immediate effect if the Vice-President conducts himself in a manner that would justify immediate dismissal of an employee in accordance with the Labour Law and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement will cease.

(b)	If through physical or mental illness, the Vice-President is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then

(i)	the Vice-President will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but

(ii)	the Company will continue to pay the full cost of providing medical insurance for the Vice-President and his wife and dependants together with pension contributions (such contributions to be equal to the pension contribution made on behalf of the Vice-President for the previous financial year of the Company), until the Vice-President is able once again to resume his duties in full.

If this incapacity continues for a period of two years (including the 60-day period referred to above) the Vice-President’s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

Renewal

19.	On or before June 30, 2005, the Chief Executive Officer may, in his sole discretion offer to renew this Agreement for a further term not exceeding two years.

In the event that this Agreement is not renewed, the Company shall remain obliged to keep medical insurance to which the Vice President was entitled as at the date of expiration paid and available to the Vice President for a period of three (3) months from the date of expiration.

Notices

20.	Any notice to be served under this Agreement must be in writing and will be deemed to be duly served if it is handed personally to the Chief Executive Officer of the Company or to the Vice-President as the case may be, or if it is sent by registered post to the addressee at the relevant address at the head of this Agreement. A notice sent by post will be deemed to be served on the third day following the date on which it was posted.

Previous Agreements Superseded

21.	This Agreement supersedes all prior contracts and understandings between the parties except that benefits earned or accrued under prior contracts are not extinguished or affected.

Waiver

22.	No change or attempted waiver of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

23.	Whenever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid. If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.

Headings

24.	The headings in this Agreement are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction

25.	This Agreement must be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties agree to submit.

EXECUTED for and on behalf of CONSOLIDATED WATER CO LTD. by:	CONSOLIDATED WATER CO. LTD.
In the presence of:

/s/ Stephen W. Jacoby	/s/ Frederick W. McTaggart

Witness	Director

EXECUTED by BRENT SANTHA in the presence of:

/s/ Stephen W. Jacoby	/s/ Brent Santha

Witness	BRENT SANTHA